Contact:                                                    May 21, 1998
Donald F. Holt
Sr. Vice President
Chief Financial Officer
(717)231-5704

             KEYSTONE FINANCIAL ANNOUNCES SENIOR MANAGEMENT CHANGES; CARL L. CAMPBELL NAMED CHAIRMAN & CEO, MARK L. PULASKI
                              NAMED PRESIDENT & COO

      HARRISBURG, PA, May 21--Keystone Financial, Inc., (NASDAQ, NMS:KSTN), the third largest bank holding company headquartered in Pennsylvania, announced several changes in senior management at its annual meeting today.

     Carl L. Campbell, currently president and chief executive officer, has been named chairman and chief executive officer of Keystone, replacing Ray L. Wolfe, who is retiring as chairman but will remain a director and continue to serve as chairman of Financial Trust Company, a Keystone subsidiary. Campbell served as president and chief executive officer of Keystone for over ten years and prior to that was chairman and chief executive officer of Pennsylvania National Bank. He recently completed 25 years of service with the company.

     Mark L. Pulaski has been promoted to president and chief operating officer. He previously served as vice chairman, chief operating officer and chief financial officer. Pulaski has been with Keystone or one of its affiliate banks for over 15 years.

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     Ben G.  Rooke has been  promoted  to vice  chairman,  general  counsel  and secretary. He previously served as executive vice president, general counsel and secretary. Rooke has been with Keystone or one of its affiliate banks for over 16 years.

     Donald F. Holt has been named chief financial officer and senior vice president. Holt previously served as corporate controller.

      A. James Durica has been named treasurer and senior vice president. He previously served as director of investments and asset liability committee support.

      James M. Deitch has been named president and chief executive officer of Financial Trust Company. He previously served as vice chairman and chief operating officer of Financial Trust Company and will remain chairman and chief executive officer of Keystone National Bank, Lancaster.

      Keystone Financial, Inc., with assets of approximately $6.9 billion, has seven member banks - American Trust Bank, N.A., Cumberland, MD; Financial Trust Company, Carlisle, PA; Keystone Bank, N.A., Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA - which together operate nearly 200 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates Martindale Andres & Co., an investment management services provider, Keystone Financial Mortgage Company, MMC&P, a retirement benefit services firm, Keystone Financial Leasing Corporation, and Key Call Phone Banking Center. For more information, visit the company's web site on the Internet at www.keyfin.com

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